Trust Agreement
                        Between


             Tucson Electric Power Company

                          And

            Fidelity Management Trust Company

           __________________________________


           TUCSON ELECTRIC POWER COMPANY TRIPLE
          INVESTMENT PLAN FOR SALARIED EMPLOYEES

                            TRUST

          ____________________________________

The original Trust document was dated as of November 1, 1985


This Composite Trust Document incorporates the following
Amendments to the original Trust document:

             a. Amendment 1986-1 (executed October 29, 1986, effective November 1, 1986);
             b. Amendment 1990-1 (executed February 27, 1990, effective January 1, 1990);
             c. Amendment 1990-II (executed December 10, 1990, effective January 1, 1991);
             d. Amendment 1993-I (executed April 1, 1993, effective March 1, 1993);
             e. Amendment 1993-II (executed January 25, 1994, effective July 1, 1993);
             f. Amendment 1994-I (executed April 27, 1994, effective April 25, 1994);
             g. Amendment 1995-I (executed November 6, 1995, effective November 1, 1995);
             h. Amendment 1996-I (executed October 14, 1996, effective October 1, 1996); and
             i. Amendment 1997-1 (executed January 23, 1998, effective January 1, 1998).

                                   TABLE OF CONTENTS

                                                          Page

Section 1.        Trust . . . . . . . . . . . . . . . . . . 2

Section 2.        Exclusive Benefit and Reversion of Sponsor
                  Contributions . . . . . . . . . . . . . . 3

Section 3.        Disbursements . . . . . . . . . . . . . . 4

Section 4.        Investment of Trust . . . . . . . . . . . 4

Section 5.        Recordkeeping to Be Performed . . . . . . 11

Section 6.        Compensation and Expenses . . . . . . . . 13

Section 7.        Directions. . . . . . . . . . . . . . . . 14

Section 8.        Resignation or Removal of Trustee . . . . 15

Section 9.        Successor Trustee . . . . . . . . . . . . 16

Section 10.       Termination . . . . . . . . . . . . . . . 17

Section 11.       Resignation, Removal, and Termination
                  Notices . . . . . . . . . . . . . . . . . 17

Section 12.       Duration. . . . . . . . . . . . . . . . . 17

Section 13.       Amendment or Modification . . . . . . . . 18

Section 14.       General . . . . . . . . . . . . . . . . . 18

Section 15.       Governing Law . . . . . . . . . . . . . . 19


Schedules

A.    Recordkeeping Services
B.    Fee Schedule
C.    Investment Options
D.    Administrator's Authorization Letter
E.    Named Fiduciary's Authorization Letter
F.    Opinion of Counsel
G.    Telephone Exchange Procedures
H.    Operational Guidelines for Non-Fidelity Mutual Funds

      TRUST AGREEMENT, dated as of the 1st day of November, 1985, between Tucson Electric Power Company, an Arizona corporation, having an office at 220 West 6th Street, Tucson, Arizona 85702 (the "Sponsor"), and FIDELITY MANAGEMENT TRUST COMPANY, a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the "Trustee").

                                      WITNESSETH:

      WHEREAS, the Sponsor is the sponsor of the Tucson Electric
Power Company Triple Investment Plan for Salaried Employees (the
"Plan"); and

      WHEREAS, the Sponsor wishes to establish a trust to hold and invest contributions under the Plan for the exclusive benefit of participants in the Plan and their beneficiaries; and

      WHEREAS, the Committee established under Article VI of the Plan (the "Named Fiduciary") is the named fiduciary of the Plan
(within the meaning of section 402(a) of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA")); and

      WHEREAS, the Trustee is willing to hold and invest the aforesaid contributions in trust as a nondiscretionary trustee subject to the direction of the Named Fiduciary;

      WHEREAS, the Sponsor wishes to have the Trustee perform certain ministerial recordkeeping functions under the Plan; and

      WHEREAS, the Committee established under Article VI of the Plan (the "Administrator") is the administrator of the Plan
(within the meaning of section 3(16)(A) of ERISA); and

      WHEREAS, the Trustee is willing to perform recordkeeping services for the Plan if the services are purely ministerial in nature and are provided within a framework of policies, interpretations, rules, practices, and procedures conveyed to the Trustee by the Administrator.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:

Section 1. Trust. The Sponsor hereby establishes the Tucson Electric Power Company Triple Investment Plan for Salaried Employees Trust (the "Trust"), with the Trustee. The Trust shall consist of an initial contribution of money or other property acceptable to the Trustee in its sole discretion, made by the Sponsor or transferred from a previous trustee under the Plan, such additional sums of money as shall from time to time be delivered to the Trustee under the Plan, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein, without distinction between principal and income. The Trustee hereby accepts the Trust on the terms and conditions set forth in this Agreement.

Section 2.  Exclusive Benefit and Reversion of Sponsor
Contributions.

      (a) Except as provided in paragraphs (b), (c), and (d) of this Section, no part of the Trust may be used for, or diverted to, purposes other than the exclusive benefit of the participants in the Plan or their beneficiaries prior to the satisfaction of all liabilities with respect to the participants and their beneficiaries.

      (b) In the case of contributions made by the Sponsor prior to the receipt of an initial favorable determination letter from the Internal Revenue Service with respect to the Plan, the Sponsor may direct the Trustee to return to the Sponsor those contributions and all earnings thereon within one year after the Internal Revenue Service refuses in writing to issue such a letter.

      (c) In the case of any portion of a contribution made by the Sponsor by a mistake of fact, the Sponsor may direct the Trustee to return to the Sponsor that portion of the contribution within one year after the payment of that portion of the contribution.

      (d) In the case of any portion of a contribution made by the Sponsor and disallowed by the Internal Revenue Service as a deduction under section 404 of the Internal Revenue Code of 1954, as amended, the Sponsor may direct the Trustee to return to the Sponsor that portion of the contribution within one year after the Internal Revenue Service disallows the deduction in writing.

      (e) Earnings attributable to the contributions returnable under paragraph (c) or (d) shall not be returned to the Sponsor, and any losses attributable to those contributions shall reduce the amount returned.

Section 3.  Disbursements.

      (a) The Trustee shall make disbursements in the amounts and in the manner that the Administrator directs from time to time in writing. The Trustee shall have no responsibility to ascertain any direction's compliance with the terms of the Plan or of any applicable law or the direction's effect for tax purposes or otherwise; nor shall the Trustee have any responsibility to see to the application of any disbursement.

      (b) The Trustee shall not be required to make any disbursement in excess of the net realizable value of the assets of the Trust at the time of the disbursement. The Trustee shall not be required to make any disbursement in cash unless the Administrator has provided a written direction as to the assets to be converted to cash for the purpose of making the disbursement.

Section 4.  Investment of Trust.

      (a) The Trustee shall have no responsibility for the selection or management of investments of the Trust and shall not render investment advice to any person in connection with any assets of the Trust.

      (b) The Named Fiduciary shall direct the Trustee as to what investment options Plan participants may invest in, subject to the following limitations. The Named Fiduciary may determine to offer as investment options only (i) securities issued by investment companies advised by Fidelity Management & Research Company and certain securities issued by registered investment companies not advised by Fidelity Management & Research Company (collectively, "Mutual Funds"), (ii) guaranteed investment contracts chosen by the Trustee (iii) collective investment funds maintained by the Trustee for qualified plans and invested in such contracts, in which case the Trustee shall be considered a fiduciary with investment discretion only with respect to the Plan assets in such collective investment funds and (iv) notes evidencing loans to Plan participants in accordance with the terms of the Plan.

      (c) The Sponsor hereby (i) agrees to the Plan's participation in the Fidelity Group Trust for Employee Benefit Plans (the 'Group Trust'), a group trust maintained by the Trustee for qualified plans, to serve as an investment option described in Section 4(b)(iii) above, and (ii) acknowledges that it has received from the Trustee a copy of the terms of the Group Trust, the terms of the Declaration of Separate Fund for the GIC Open-End Portfolio of the Group Trust, and the terms of the Offering Circular for the GIC Open-End Portfolio.

      (d) Participant Direction. All transactions involving securities issued by registered investment companies not advised by Fidelity Management & Research Company ("Non-Fidelity Mutual Funds") shall be done in accordance with the Operational Guidelines for Non-Fidelity Mutual Funds attached hereto as Schedule "H". Each Plan participant shall direct the Trustee in which investment option(s) to invest the assets in the participant's individual accounts. Such directions may be made by Plan participants by use of the telephone exchange system maintained for such purposes by the Trustee or its agent, in accordance with written Telephone Exchange Guidelines attached hereto as Schedule "G". Any directions made by a Participant using the telephone exchange system shall be treated as a direction made in writing by the Named Fiduciary for purposes of
Section 7 hereafter. In the event that the Trustee fails to receive a proper direction, the assets shall be invested in the securities of the Mutual Fund set forth for such purpose on Schedule "C", until the Trustee receives a proper direction.

       (e) Mutual Funds. The Sponsor hereby acknowledges that it has received from the Trustee a copy of the prospectus for each Mutual Fund selected by the Named Fiduciary as a Plan investment option. Trust investments in Mutual Funds shall be subject to the following limitations:

             (i) Execution of Purchases and Sales. Purchases and sales of Mutual Funds (other than for Exchanges) shall be made on the date on which the Trustee receives from the Sponsor in good order all information and documentation necessary to accurately effect such purchases and sales (or in the case of a purchase, the subsequent date on which the Trustee has received a wire transfer of funds necessary to make such purchase). Exchanges of Mutual Funds shall be made in accordance with the Telephone Exchange Guidelines attached hereto as Schedule "G".

             (ii) Voting. At the time of mailing of notice of each annual or special stockholders' meeting of any Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to each Plan participant who has shares of the Mutual Fund credited to the participant's accounts, together with a voting direction form for return to the Trustee or its designee. The participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares credited to the participant's accounts (both vested and unvested). The Trustee shall vote the shares as directed by the participant. The Trustee shall not vote shares for which it has received no directions from the participant. With respect to all rights other than the right to vote, the Trustee shall follow the directions of the participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no duty to solicit directions from participants.

       (f) (i) The Trustee shall not be liable for any loss, or by reason of any breach, which arises from any participant's exercise or non-exercise of rights under this Section 4 over the assets in the participant's accounts.

             (ii) The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the Named Fiduciary's exercise or non-exercise of rights under this Section 4, unless it was clear on their face that the actions to be taken under the Named Fiduciary's directions were prohibited by the fiduciary duty rules of section 404(a) of ERISA or were contrary to the terms of the Plan or this Agreement.

      (g) The Trustee shall have the following powers and authority:

             (i) Subject to paragraphs (b), (c), and (d) of this
Section 4, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

             (ii) Subject to paragraphs (b) and (c), to invest in guaranteed investment contracts and collective investment funds maintained by the Trustee for qualified plans and invested in guaranteed investment contracts and short-term investments, including interest bearing accounts with the Trustee or money market mutual funds advised by affiliates of the Trustee, in which case the provisions of each collective investment fund in which the Trust is invested shall be adopted by, and become a part of, the Plan as long as the fund remains exempt from taxation under sections 401(a) and 501(c) of the Internal Revenue Code.

             (iii) To cause any securities or other property held as part of the Trust to be registered in the Trustee's own name, in the name of one or more of its nominees, or in the Trustee's account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

             (iv) To keep that portion of the Trust in cash or cash balances as the Named Fiduciary or Administrator may, from time to time, deem to be in the best interest of the Trust.

             (v) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

             (vi) To settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor.

             (vii) To employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor.

             (viii) To do all other acts although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.

      (h) General Purpose Notes. The Administrator shall act as the Trustee's agent for the participant loan notes and as such shall (i) collect and remit all principal and interest payments to the Trustee and (ii) keep the proceeds of such loans separate from the other assets of the Administrator and clearly identify such assets as Plan assets. To originate a participant loan, the Plan participant shall direct the Trustee as to the term and the amount of the loan to be made from the participant's individual account. Such directions shall be made by Plan participants by use of the telephone exchange system maintained for such purpose by the Trustee or its agent. The Trustee shall determine, based on the current value of the participant's account on the date of the request and any guidelines provided by the Sponsor, the amount available for the loan. Based on the monthly interest rate supplied by the Sponsor in accordance with the terms of the Plan, the Trustee shall advise the participant of such interest rate, as well as the installment payment amounts. The Trustee shall distribute the loan note with the proceed check to the participant. The Trustee shall also distribute truth-in-lending disclosure to the participant. To facilitate recordkeeping, the Trustee may destroy the original of any promissory note made in connection with a loan to a participant under the Plan, provided that the Trustee first creates a duplicate by a photographic or optical scanning or other process yielding a reasonable facsimile of the promissory note and the Plan participant's signature thereon, which duplicate may be reduced or enlarged in size from the actual size of the original promissory note.

      (i) Notes for the Purchase of a Primary Residence. The Administrator shall act as the Trustee's agent for the purpose of holding all trust investments in participant loan notes and related documentation and as such shall (i) hold physical custody of and keep safe the notes and other loan documents, (ii) collect and remit all principal and interest payments to the Trustee,
(iii) keep the proceeds of such loans separate from the other assets of the Administrator and clearly identify such assets as Plan assets and (iv) cancel and surrender the notes and other loan documentation when a loan has been paid in full. To originate a participant loan, the Plan participant shall notify the Trustee of the request by use of the Telephone Exchange System. The Trustee shall determine, based on the current value of the Plan participant's account, the amount available for the loan. The Plan participant shall then direct the Trustee regarding the amount to be borrowed and the term or period for repayment. Based on the most recent interest rate supplied by the Sponsor in accordance with the terms of the Plan, the Trustee shall advise the Plan participant of such interest rate, as well as the installment payment amounts. The Trustee shall forward the loan document to the Plan participant for execution and submission for approval to the Administrator. The Administrator shall have the responsibility for approving the loan, via remote access, and instructing the Trustee of such approval. The Trustee shall send the loan proceeds to the Administrator or to the Plan participant in accordance with the directions from the Administrator. In all cases, such approval by the Administrator shall be made within 30 days of the Plan participant's initial request (the origination date).

Section 5.  Recordkeeping to Be Performed.

      (a) The Trustee shall perform only the recordkeeping services set forth on Schedule "A" attached hereto and made a part hereof, as amended from time to time, and only within a framework of policies, interpretations, rules, practices, and procedures that the Administrator shall provide to the Trustee.

      (b) The Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder. Within thirty (30) days following each valuation date or within sixty (60) days after the resignation or removal of the Trustee as provided in Section 9, or the termination of this Agreement as provided in Section 10, the Trustee shall file with the Administrator a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Trustee between the valuation date and the prior valuation date or between the date of such resignation, removal, or termination and the prior valuation date, and setting forth the value of the Trust as of the valuation date or date of such resignation, removal, or termination. Except as otherwise required under ERISA, upon the expiration of six (6) months from the date of filing such account with the Administrator, the Trustee shall have no liability or further accountability to anyone with respect to the propriety of its acts or transactions shown in such account, except with respect to such acts or transactions as to which the Sponsor shall within such six (6) month period file with the Trustee written objections.

      (c) All records generated by the Trustee in accordance with paragraphs (a) and (b) shall be open to inspection and audit, during the Trustee's regular business hours prior to the termination of this Agreement, by the Administrator or any person designated by the Administrator. Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall provide to the Administrator, at no expense to the Sponsor, in the format regularly provided to the Administrator, a statement of each participant's accounts as of the resignation, removal, or termination, and the Trustee shall provide to the Administrator or the Plan's new recordkeeper such further records as are reasonable, at the Sponsor's expense.

      (d) The Trustee's provision of the recordkeeping services set forth in this Section 5 shall be conditioned on the Sponsor delivering to the Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment's adoption, with an opinion of counsel substantially in the form of Schedule "F", and on the Administrator providing the Trustee on a timely basis with all the information the Administrator deems necessary for the Trustee to perform the recordkeeping services and such other information as the Trustee may reasonably request.

      (e) The Administrator shall be responsible for the preparation and filing of all returns, reports, and information required of the Trust or Plan by law. The Trustee shall provide the Administrator with such information as the Administrator may reasonably request to make these filings.

Section 6. Compensation and Expenses. Within thirty (30) days of receipt of the Trustee's quarterly bill, which shall be computed in accordance with Schedule "B" attached hereto and made a part hereof, as amended from time to time, the Sponsor shall send to the Trustee a payment in such amount. All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, shall be a charge against and paid from the appropriate Plan participants' accounts.

Section 7.  Directions.

      (a) The Trustee shall be fully protected in relying on the fact that the named fiduciary and the administrator under the Plan are the individuals or persons named as such above or such other individuals or persons as the Sponsor may notify the Trustee in writing.

      (b) Whenever the Administrator provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Administrator (see Schedule "D"), provided the Trustee reasonably believes the signature of the individual to be genuine. The Trustee shall have no responsibility to ascertain any direction's (i) accuracy, (ii) compliance with the terms of the Plan or any applicable law, or (iii) effect for tax purposes or otherwise.

      (c) Whenever the Named Fiduciary or Sponsor provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction (i) if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Named Fiduciary (see Schedule "E") and (ii) if the Trustee reasonably believes the signature of the individual to be genuine, unless it is clear on the direction's face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of section 404(a) of ERISA or would be contrary to the terms of the Plan or this Agreement.

      (d) In any other case, the Trustee shall not be liable for any loss, or by reason of any breach, arising from any act or omission of another fiduciary under the Plan except as provided in section 405(a) of ERISA.

      (e) The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all loss, etc., arising solely from the Trustee's negligence or bad faith.

      (f) The provisions of this Section 7 shall survive the termination of this Agreement.

Section 8.  Resignation or Removal of Trustee.

      (a) The Trustee may resign at any time upon sixty (60) days' notice in writing to the Sponsor, unless a shorter period of notice is agreed upon by the Sponsor.

      (b) The Sponsor may remove the Trustee at any time upon sixty (60) days' notice in writing to the Trustee, unless a shorter period of notice is agreed upon by the Trustee.

Section 9.  Successor Trustee.

      (a) If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust.

      (b) When the successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee. The predecessor trustee shall execute all instruments and do all acts that reasonably may be necessary or reasonably may be requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee.

      (c) Any successor of the Trustee or successor trustee, through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

Section 10. Termination. This Agreement may be terminated at any time by the Sponsor upon sixty (60) days' notice in writing to the Trustee. On the date of the termination of this Agreement, the Trustee shall forthwith transfer and deliver to such individual or entity as the Sponsor shall designate, all cash and assets then constituting the Trust. If, by the termination date, the Sponsor has not notified the Trustee in writing as to whom the assets and cash are to be transferred and delivered, the Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

Section 11. Resignation, Removal, and Termination Notices. All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o Doug Douglas, Tucson Electric Power Company, 220 West 6th Street, Tucson, Arizona 85702, and to the Trustee c/o Liat Rorer, Fidelity, 82 Devonshire Street, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

Section 12. Duration. This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

Section 13. Amendment or Modification. Subject to the provisions of Section 2, this Agreement may be amended or modified at any time and from time to time only by an instrument executed by both the Sponsor and the Trustee. The Trustee shall not unreasonably withhold its consent to any amendment or modification required to obtain or maintain the Trust's qualified status under section 401(a) of the Internal Revenue Code of 1954, as amended. Notwithstanding the foregoing, to reflect increased operating costs the Trustee may once each calendar year amend Schedule "B" without the Sponsor's consent upon seventy-five (75) days' written notice to the Sponsor.

Section 14.  General.

      (a) Fidelity Service Co. as Agent for Trustee. The Sponsor specifically acknowledges and authorizes that Fidelity Service
Co. may act as agent for the Trustee in the performance of nonfiduciary, ministerial functions under this Agreement;
Fidelity Service Co.'s expenses and compensation shall be paid by the Trustee and not by the Sponsor or from the Trust.

      (b) Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

      (c) Waiver. No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

      (d) Successors and Assigns. The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

      (e) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      (f) Section Headings. The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

Section 15.  Governing Law.

      (a) This Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent those laws are superseded under section 514 of ERISA.

      (b) The Trustee is not a party to the Plan, and in the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement shall control.

                                     SCHEDULE "A"
                                RECORDKEEPING SERVICES

Administration

* Establishment and maintenance of participant account and election percentages.

*     Maintenance of eleven plan investment options:
             - Fidelity Equity-Income Fund
             - Fidelity Magellan Fund
             - Fidelity Growth Company Fund
             - Fidelity Retirement Money Market Portfolio
             - Fidelity Managed Income Portfolio
             - Fidelity Asset Manager
             - Fidelity Intermediate Bond Fund
             - Fidelity Low-Priced Stock Fund
             - Spartan U.S. Equity Index Fund
             - Janus Worldwide Fund
             - Janus Flexible Income Fund

*     Maintenance of five money classifications:

             - Company Matching Contributions
             - Salary Deferral Contributions
             - CPC Deferred Compensation Contributions Account
             - CPC Company Contributions Account
             - CPC Rollover Contributions Account

*     Processing of mutual fund trades.

      The Trustee will provide only the recordkeeping services set forth on this Schedule "A" and no others.

Processing

*     Bi-Weekly processing of contribution data.
* Quarterly processing of transfers and changes of future allocations.
*     Monthly processing of withdrawals.
* Daily processing of terminations via telephone according to specific guidelines provided by the Sponsor; prepare and mail to the participant a confirmation of telephonic instructions within five (5) business days of the instruction.

Other

*     Monthly trial balance.
*     Quarterly administrative reports.
*     Quarterly participant statements.
*     1099Rs

Other

*     Loans.


    THE COMMITTEE                           FIDELITY MANAGEMENT TRUST CO.


By  /s/ Frederic N. Finney   1/25/94    By  /s/ John P. Reilly Jr.    2/9/94
                             Date                                     Date

                                     SCHEDULE "B"
                                     FEE SCHEDULE


Recordkeeping Fees

__     Per Participant Annual Fee             $3.25 billed quarterly
                                              for participants invested
                                              in mutual funds only.

                                       $4.25 billed quarterly for
                                       participants invested in GIC Group
                                       Trust.

                                       Subject to a $5,000.00 minimum.

__     Loan Fees:                             Establishment fee of $35.00
                                              per loan account; annual fee
                                              of $15.00 per loan account.

__     Account Establishment Fees             $2.00 per participant.

__ Other Fees: extraordinary expenses resulting from (i) large numbers of simultaneous manual transactions, (ii) collection of unpaid loans, or (iii) from errors not caused by the Trustee.

__ This fee will be imposed for each calendar quarter, or any part thereof, that it remains necessary to keep a participant's account(s) as part of the Plan's records, e.g., vested deferred, forfeiture, top-heavy and terminated participants who must remain on file through calendar year-end for 1099R reporting.

Trustee Fees

__ Assets other than those invested (directly or through collective investment funds maintained by the Trustee) in guaranteed investment contracts: 0.0125% per calendar quarter of the assets in the Trust as of the calendar quarter's last valuation date.

__ Assets invested in closed-end GIC, collective investment funds maintained by the Trustee; at an annual rate of 0.6% of the average daily book value and accrued interest. The Sponsor agrees that the Trustee may compensate itself for these fees from the funds' assets.

__ Assets invested in GIC Open-End Portfolio of the Fidelity Group Trust for Employee Benefit Plans: 0.55% of the average daily net assets per annum, payable monthly. The Sponsor agrees that the Trustee may compensate itself for these fees from the funds' assets.

__ Non-Fidelity Mutual Funds: .25% annual administration fee on all other Non-Fidelity Mutual Fund assets (to be paid by the Non-Fidelity Mutual Fund vendor.)

TUCSON ELECTRIC POWER COMPANY          FIDELITY MANAGEMENT TRUST CO.

By  /s/ Steven M. Banzhaf  2/27/90   By  /s/ James M. McKinney   5/15/90
                           Date                                  Date

                                     SCHEDULE "C"

                                  INVESTMENT OPTIONS

      In accordance with Section 4(b), the Named Fiduciary hereby directs the Trustee that participants' individual accounts may be invested in the following investment options:

                   Fidelity Equity-Income Fund
                   Fidelity Magellan Fund
                   Fidelity Growth Company Fund
                   Fidelity Retirement Money Market Portfolio
                   Fidelity Management Income Portfolio
                   Fidelity Asset Manager
                   Fidelity Intermediate Bond Fund
                   Fidelity Low-Priced Stock Fund
                   Spartan U.S. Equity Index Fund
                   Janus Worldwide Fund
                   Janus Flexible Income Fund

      The investment company advised by Fidelity Management &
Research Company referred to in Section 4(d) shall be Retirement
Money Market Portfolio.


THE COMMITTEE


By  /s/ Steven M. Banzhaf          12/10/90
                                 Date

                                 SCHEDULES "D" AND "E"

                      [TUCSON ELECTRIC POWER COMPANY LETTERHEAD]

                                   October 17, 1996

Ms. Sarah L. Mullins
Fidelity Investments
300 Puritan Way, MM3H
Marlborough, MA 01752-3078

      RE: Tucson Electric Power Company Triple Investment Plan for Salaried Employees

Dear Ms. Mullins,

      This letter is sent to you in accordance with the Trust Agreement (Section 7(b) and 7(c)), dated November 1, 1985. We hereby designate Ira R. Adler, George W. Miraben, Gary L. Ellerd and James S. Pignatelli, as the individuals who may provide directions upon which Fidelity Management Trust Company shall be fully protected in relying. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

      You may rely upon each designation and certification set forth in this letter until we deliver to you written notice of the termination of authority of a designated individual.

                                       Sincerely Yours,
                                       TUCSON ELECTRIC POWER COMPANY

                                       By /s/ Tina Hermanson
                                              Tina Hermanson

 /s/ Ira R. Adler
Ira R. Adler


 /s/ Gary L. Ellerd
Gary L. Ellerd


 /s/ George W. Miraben
George W. Miraben


 /s/ James S. Pignatelli
James S. Pignatelli

                                     SCHEDULE "F"

                                     SCHEDULE "G"

                             TELEPHONE EXCHANGE PROCEDURES


The following telephone exchange procedures are currently employed by Fidelity Institutional Retirement Services Company
(FIRSCO).

Telephone exchange hours are 8:30 a.m. (ET) to 8:00 p.m. (ET) on each business day. A "business day" is any day on which the New
York Stock Exchange is open.

FIRSCO reserves the right to change these telephone exchange guidelines at its discretion.

                                     MUTUAL FUNDS

      EXCHANGES BETWEEN MUTUAL FUNDS

      Participants may call on any business day to exchange between the mutual funds. If the request is received before 4:00 p.m. (ET), it will receive that day's trade date.
      Calls received after 4:00 p.m. (ET) will be processed on a next day basis.


                               MANAGED INCOME PORTFOLIO


I.    EXCHANGES BETWEEN MUTUAL FUNDS AND MANAGED INCOME PORTFOLIO

      Participants who wish to exchange between a mutual fund and the Managed Income Portfolio may call on any business day. If the request is received before 4:00 p.m. (ET), it will receive that day's trade date. Calls received after 4:00 p.m. (EST) will be processed on a next day basis.

II.   EXCHANGE RESTRICTIONS

      Participants will not be permitted to make direct transfers from the Managed Income Portfolio into a competing fund. Participants who wish to exchange from the Managed Income Portfolio into a competing fund must first exchange into a non-competing fund for a period of 90 days.

TUCSON ELECTRIC POWER                         FIDELITY MANAGEMENT TRUST
COMPANY                                       COMPANY


By:  /s/ Gerald A. O'Brien    10/18/95        By:  /s/                 11/16/95
      Gerald A. O'Brien       Date                 Vice President    Date

                                     SCHEDULE "H"

                 OPERATIONAL GUIDELINES FOR NON-FIDELITY MUTUAL FUNDS

PRICING

By 7:00 p.m. Eastern Time ("ET") each Business Day, the Non-Fidelity Mutual Fund Vendor (Fund Vendor) will input the following information ("Price Information") into the Fidelity Participant Recordkeeping System ("FPRS") via the remote access price screen that Fidelity Investments Institutional Operations Company, Inc. ("FIIOC"), an affiliate of the Trustee, has provided to the Fund Vendor: (1) the net asset value for each Fund at the Close of Trading, (2) the change in each Fund's net asset value from the Close of Trading on the prior Business Day, and (3) in the case of an income fund or funds, the daily accrual for interest rate factor ("mil rate"). FIIOC must receive Price Information each Business Day (a "Business Day" is any day the New York Stock Exchange is open). If on any Business Day the Fund Vendor does not provide such Price Information to FIIOC, FIIOC shall pend all associated transaction activity in the Fidelity Participant Recordkeeping System ("FPRS") until the relevant Price Information is made available by Fund Vendor.

TRADE ACTIVITY AND WIRE TRANSFERS

By 7:00 a.m. ET each Business Day following Trade Date ("Trade Date plus One"), FIIOC will provide, via facsimile, to the Fund Vendor a consolidated report of net purchase or net redemption activity that occurred in each of the Funds up to 4:00 p.m. ET on the prior Business Day. The report will reflect the dollar amount of assets and shares to be invested or withdrawn for each Fund. FIIOC will transmit this report to the Fund Vendor each Business Day, regardless of processing activity. In the event that data contained in the 7:00 a.m. ET facsimile transmission represents estimated trade activity, FIIOC shall provide a final facsimile to the Fund Vendor by no later than 9:00 a.m. ET. Any resulting adjustments shall be processed by the Fund Vendor at the net asset value for the prior Business Day.

The Fund Vendor shall send via regular mail to FIIOC transaction confirms for all daily activity in each of the Funds. The Fund Vendor shall also send via regular mail to FIIOC, by no later than the fifth Business Day following calendar month close, a monthly statement for each Fund. FIIOC agrees to notify the Fund Vendor of any balance discrepancies within twenty (20) Business Days of receipt of the monthly statement.

For purposes of wire transfers, FIIOC shall transmit a daily wire for aggregate purchase activity and the Fund Vendor shall transmit a daily wire for aggregate redemption activity, in each case including all activity across all Funds occurring on the same day.

PROSPECTUS DELIVERY

FIIOC shall be responsible for the timely delivery of Fund prospectuses and periodic Fund reports ("Required Materials") to Plan participants, and shall retain the services of a third-party vendor to handle such mailings. The Fund Vendor shall be responsible for all materials and production costs, and hereby agrees to provide the Required Materials to the third-party vendor selected by FIIOC. The Fund Vendor shall bear the costs of mailing annual Fund reports to Plan participants. FIIOC shall bear the costs of mailing prospectuses to Plan participants.

PROXIES

The Fund Vendor shall be responsible for all costs associated with the production of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly to the Fund Vendor by the third-party vendor.

PARTICIPANT COMMUNICATIONS

The Fund Vendor shall provide internally-prepared fund descriptive information approved by the Funds' legal counsel for use by FIIOC in its written participant communication materials. FIIOC shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc., FACTSET Research Systems and Lipper Analytical Services) in telephone conversations with plan participants and in quarterly participant statements. The Sponsor hereby consents to FIIOC's use of such materials and acknowledges that FIIOC is not responsible for the accuracy of such third-party information. FIIOC shall seek the approval of the Fund Vendor prior to retaining any other third-party vendor to render such data or materials under this Agreement.

COMPENSATION

FIIOC shall be entitled to fees as set forth in a separate agreement with the Fund Vendor.